EXHIBIT 4(b)

               Form of Individual Variable Annuity Policy (11VAN0896)

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     AIG Life Insurance Company
     P.O. Box 667
     One Alico Plaza
     Wilmington, Delaware 19899-0667
     A capital stock company


     This is a legal contract issued in consideration of the payment of the Initial Premium. We will make annuity payments to the Annuitant as set forth in this contract beginning on the Annuity Date.

     READ YOUR CONTRACT CAREFULLY


     RIGHT TO CANCEL THIS CONTRACT



     This contract may be returned within 10 days after You receive it. It can be mailed or delivered to either Us or Our agent. Return of this contract by mail is effective as of the date of its postmark, properly addressed and postage pre-paid. The returned contract will be treated as if We had never issued it. We will promptly refund the Contract Value as of the date of return; this may be more or less than the Premium paid.

     This is a variable annuity contract. Annuity payments and Contract Value may increase or decrease depending on the experience of the Variable Account identified in the Contract Schedule.

     Signed by the Company:



              /s/ Elizabeth M. Tuck                      /s/ R J O'Connell
              Elizabeth M. Tuck                              R J O'Connell

              Secretary                                      President




















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                           INDIVIDUAL VARIABLE ANNUITY
                                NONPARTICIPATING

                                TABLE OF CONTENTS


                                                                         PAGE
CONTRACT SCHEDULE                                                         3

DEFINITIONS                                                               4

GENERAL PROVISIONS                                                        5

OWNERSHIP PROVISIONS                                                      6

BENEFICIARY PROVISIONS                                                    6

PREMIUM PROVISIONS                                                        6

VARIABLE ACCOUNT                                                          7

GUARANTEED ACCOUNT                                                        7

TRANSFERS                                                                 8

MARKET VALUE ADJUSTMENT                                                   9

CONTRACT CHARGES                                                          9

ANNUITY PROVISIONS                                                       10

ANNUITY OPTIONS                                                          10

DEATH BENEFIT                                                            12

SURRENDER PROVISIONS                                                     13

DELAY OF PAYMENTS                                                        13

FIXED OPTIONS TABLE                                                      14

VARIABLE OPTIONS TABLE                                                   15








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

                                CONTRACT SCHEDULE


CONTRACT NUMBER:           (               )          INITIAL PREMIUM:                               ($5,000)

OWNER(S):                  (JOHN DOE)                 MINIMUM SUBSEQUENT PREMIUM:                    ($1,000)

ANNUITANT:                 (JOHN DOE)

BENEFICIARY:               (JANE DOE)

EFFECTIVE DATE:            (               )

ANNUITY DATE:              (               )

CONTRACT MAINTENANCE CHARGE: $30.00 each Contract Year [Before the Annuity Date, this charge will be waived for each year that the Contract Value exceeds $50,000 on the Contract Anniversary. ]

ADMINISTRATIVE CHARGE: Equal on an annual basis to .15% of the average daily net assets of the Variable Account.

MORTALITY AND EXPENSE RISK CHARGE: Equal on an annual basis to 1.25% of the average daily net assets of the Variable Account.

ACCIDENTAL DEATH BENEFIT CHARGE: Equal on an annual basis to .10% of the average daily net assets of the Variable Account .

TRANSFER FEE: $ 10.00 However, we will not make a charge for the first [12] transfers in any policy year.

SURRENDER CHARGE:

                         Number of Complete Years               Percentage of
                         Since Premium Payment                      Premium

                                       0                               6%
                                       1                               6%
                                       2                               5%
                                       3                               5%
                                       4                               4%
                                       5                               3%
                                       6                               2%
                                       7                               0%

SEPARATE ACCOUNT:  [Variable Account I]

ANNUITY SERVICE OFFICE:

                         [ AIG Life Insurance Company ]
                   [ c/o Delaware Valley Financial Services ]
                               [ 300 Berwyn Park ]
                                [ P.O. Box 3031 ]
                            [ Berwyn, PA 19312-0031 ]
                               [ (800) 255-8402 ]


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                                   DEFINITIONS

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Contract Value prior to the Annuity Date.

ADMINISTRATIVE OFFICE - The Annuity Service Office of the Company as designated on the Contract Schedule.

ANNUITANT - The person designated by the Owner upon whose continuation of life any annuity payment involving life contingencies depends.

ANNUITY DATE - The date on which annuity payments are to commence.

ANNUITY OPTION - An arrangement under which annuity payments are made under this contract.

ANNUITY UNIT - An accounting unit of measure used to calculate annuity payments after the Annuity Date.

CONTRACT ANNIVERSARY - An anniversary of the Effective Date of this contract.

CONTRACT VALUE - The dollar value as of any Valuation Date of all amounts accumulated under this contract.

CONTRACT YEAR - Each period of twelve (12) months commencing with the Effective Date.

EFFECTIVE DATE - The date shown on the Contract Schedule on which the first Contract Year begins.

ELIGIBLE INVESTMENT(S) - Those investments available under the contract. Eligible Investments, at the time this contract is issued, are shown in the application for this Contract.

GUARANTEED ACCOUNT - A part of Our General Account which earns a Guaranteed Rate of interest.

INJURY - Bodily injury caused by an accident  which occurs while  coverage under
the  Accidental  Death  Benefit  is  in  force,  and  resulting,   directly  and
independently from all other causes, in death.

MARKET VALUE ADJUSTMENT - An adjustment applied as a result of a transfer or surrender of an amount allocated to the Guaranteed Account which occurs on a date prior to the end of an applicable Guarantee Period.

OWNER - The Owner is named in the Contract Schedule, unless changed, and has all rights under this contract.

PREMIUM - Purchase payments are referred to in this contract as Premiums.

SUBACCOUNT - A division of the Variable Account established to invest in a particular portfolio of Eligible Investments.

VALUATION DATE - Each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD - The period between the close of business of the New York Stock Exchange on any Valuation Date and the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - The Separate Account designated on the Contract Schedule.

WE, OUR, US - AIG Life Insurance Company.

YOU, YOUR - The Owner of this contract.


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                               GENERAL PROVISIONS

THE CONTRACT - The entire contract consists of this form and any attached endorsement, rider or application. This contract may be changed or altered only by Our President or Secretary. Any change, modification or waiver must be made in writing.

NON-PARTICIPATION IN SURPLUS - This contract does not share in any distribution of Our profits or surplus.

INCONTESTABILITY - This contract is not contestable.

MISSTATEMENT OF AGE OR SEX - We will require proof of age and sex of the Annuitant before making any life annuity payment provided for by this contract. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Contract Value would have provided at the true age or sex.

Once annuity payments have begun, any underpayments will be made up in one sum including interest at the annual rate of 3%, unless a higher interest rate is required by the law of the jurisdiction where this contract is delivered, with the next annuity payment. Overpayments including interest at the annual rate of 3%, unless a higher interest rate is required by the law of the jurisdiction where this contract is delivered, will be deducted from the future annuity payments until the total is repaid.

CONTRACT SETTLEMENT - This contract must be returned to Us upon settlement as a death claim. Prior to any settlement as a death claim, due proof of death must be submitted to Us.

FACILITY OF PAYMENT - If a payee is unable to give a valid receipt for a payment made under this contract, We may make payments to the person who, in Our opinion, is caring for that payee until claim is made by his duly appointed guardian or other legal representative.

REPORTS - We will furnish You with a report showing the Contract Value at least once each calendar year. We will also furnish an annual report of the Variable Account. These reports will be sent to Your last known address.

TAXES - Any taxes paid to any governmental entity will be charged against the Premiums or the Contract Value, depending upon the Owner's state of residence. We may, at Our sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Our payment of such taxes at an earlier date does not waive any right We may have to deduct amounts at a later date.

EVIDENCE OF SURVIVAL - Where any benefits under this contract are contingent upon the recipient being alive on a given date, We will require proof satisfactory to Us that the condition has been met.

PROTECTION OF PROCEEDS - No Beneficiary or payee may commute, or assign any payments under this contract before they are due. To the extent permitted by law, no payments will be subject to the debts of any Beneficiary or payee nor to any judicial process for payment of those debts.

MODIFICATION OF CONTRACT - This contract may not be modified by Us, without Your consent except as may be required by applicable law. If the state insurance laws or regulations, the federal securities or tax laws or regulations, or any regulations under which this contract would qualify as an annuity change, We may amend this contract to comply with these changes.


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                              OWNERSHIP PROVISIONS

OWNER - The Owner is named in the Contract Schedule.

The Owner may exercise all the rights of this contract, subject to the rights of:

1.   any assignee under an assignment filed with Our Administrative Office; and

2.   any irrevocably named Beneficiary.

TRANSFER OF OWNERSHIP - You may transfer Ownership of this contract. A written request, dated and signed by You, must be sent to and received by Our Administrative Office. We may require this contract for endorsement. The transfer will take effect as of the date the request was received and recorded at Our Administrative Office.


Transfer of Ownership does not change the Beneficiary, nor transfer the Beneficiary's interest. Any change or transfer of Ownership is subject to any payment made by Us before the request is received and recorded at Our Administrative Office.

ASSIGNMENT - You may assign this contract. A copy of any assignment must be filed with Our Administrative Office. We are not responsible for the validity of any assignment. If You assign this contract, Your rights and those of any revocably-named person will be subject to the assignment. An assignment will not affect any payments We may make or actions We may take before such assignment has been recorded at Our Administrative Office. A change in ownership or an assignment may result in adverse tax consequences.





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                             BENEFICIARY PROVISIONS


BENEFICIARY - The Beneficiary will receive the death benefit. The Beneficiary is named in the Contract Schedule.

DEATH OF BENEFICIARY - If no named beneficiary is living at the time a death benefit becomes payable we will pay the death benefit to Your estate.


CHANGE OF BENEFICIARY - To change a beneficiary, a written request for a change of beneficiary, dated and signed by You, must be received at Our Administrative Office. If the request is received at Our Administrative Office after the death of the Owner, it will be effective only if no payment has been made. After the change is recorded, it will take effect as of the date the request was signed.



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                               PREMIUM PROVISIONS


PREMIUM - The Initial Premium is due on or before the Effective Date. Thereafter, Premium payments may be made at any time prior to the Annuity Date, in an amount equal to or greater than the Minimum Subsequent Premium amount, shown on the Contract Schedule page.


ALLOCATION OF PREMIUM PAYMENTS - Premiums may be allocated to one or more of the Subaccounts of the Variable Account or to the Guaranteed Account. Whole percentages must be used. The allocation of the Initial Premium is shown on the Contract Schedule. You may change the allocation by written request at any time. Any subsequent Premium received will be allocated in accordance with the most recently received allocation instructions.


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                                VARIABLE ACCOUNT


GENERAL DESCRIPTION - The name of the Variable Account is shown in the Contract Schedule. The assets of the Variable Account and each Subaccount are Our property but are not chargeable with the liabilities arising out of any other business We may conduct, except to the extent that Variable Account assets exceed Variable Account liabilities arising under the contracts supported by the Variable Account. The Variable Account and each Subaccount is separate from the Our General Account and any other separate account or Subaccount We may have.

INVESTMENT ALLOCATIONS TO THE VARIABLE ACCOUNT - The Variable Account consists of Subaccounts and each Subaccount may invest its assets in a separate class of shares of a designated investment company or companies.

We have the right to change, add or delete designated investment companies. We have the right to add or remove Subaccounts. We also have the right to combine any two or more Subaccounts.

VALUATION OF ASSETS - Assets within each Subaccount will be valued at their net asset value on each Valuation Date.

CONTRACT VALUE - Premiums are allocated among the various Subaccounts within the Variable Account. For each Subaccount, the Premiums are converted into Accumulation Units. The number of Accumulation Units credited to the contract is determined by dividing the Premiums allocated to the Subaccount by the value of the Accumulation Unit for the Subaccount. Surrenders will result in the cancellation of Accumulation Units. The value of the contract is the sum of the values for the contract within each Subaccount and the Guaranteed Account. The value of each Subaccount is determined by multiplying the number of Accumulation Units attributable to the Subaccount by the Accumulation Unit value for the Subaccount, independent of the value of any other Subaccount.

ACCUMULATION UNIT VALUES - The value of an Accumulation Unit will vary in accordance with the investment experience of the underlying portfolio in which the Subaccount invests. The value of Accumulation Units is expected to increase or decrease from Valuation Period to Valuation Period. The value of Accumulation Units in each Subaccount will change daily to reflect the investment experience of the corresponding underlying portfolio as well as the daily deduction of the Contract Charges. The number of Accumulation Units credited to a Contract will not change as a result of any fluctuations in the value of an Accumulation Unit.


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                               GUARANTEED ACCOUNT



GENERAL DESCRIPTION - The Guaranteed Account is a part of Our General Account. The amount You have in the Guaranteed Account at any time is a result of Premiums You have allocated to it or any part of Your Contract Value you have transferred to it.

GUARANTEE PERIODS - The portion of Your Contract Value within the Guaranteed Account is credited with interest at rates guaranteed by Us for the Guarantee Period(s) selected. Interest is credited on a daily basis at the then applicable effective guaranteed interest rate for the applicable Guarantee Period. You may select from one or more Guarantee Periods which we offer at any particular time. We reserve the right at any time to add or delete Guarantee Periods. If You have allocated any part of Your Initial Premium to a

Guarantee Period, the amount allocated, as well as the duration of the Guarantee Period is shown on the Contract Schedule.

The guaranteed interest rate applicable to an allocation of Premium or transfer of Contract Value to a Guarantee Period is the rate in effect for that Guarantee Period at the time of the allocation or transfer. If You have allocated or transferred amounts at different times to the Guaranteed Account, each allocation or transfer may have a unique effective guaranteed interest rate associated with that amount. We guarantee that the effective annual rate of interest for the Guaranteed Account, including any of the Guaranteed Periods, will not be less than 3%.


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                                    TRANSFERS



During the Accumulation Period, or after the Annuity Date, provided a variable Annuity Option was selected, You may transfer all or part of Your interest, in a Subaccount, or allocated to a Guarantee Period of the Guaranteed Account, to another Subaccount or Guarantee Period of the Guaranteed Account. However, after the Annuity Date no transfers may be made between a Subaccount and the Guaranteed Account. The Transfer Fee is shown on the Contract Schedule. Transfers from one Guarantee Period to another may also be subject to a Market Value Adjustment.

All transfers are subject to the following:

1. The deduction of any Transfer Fee that may be imposed is shown in the Contract Schedule. The Transfer Fee will be deducted from the amount which is transferred. However, no Transfer Fee will be imposed on transfers resulting from the expiration of a Guarantee Period.

2. If We have not received transfer instructions prior to the end of a Guarantee Period in which You have Contract Value, We will automatically transfer it to a new Guarantee Period of the same duration and under the same restrictions as if You had requested such transfer. However, if a new Guarantee Period of the same duration is not available, then that portion of Your Contract Value will be transferred to the Guarantee Period next shortest in duration.


3.   The minimum  amount which may be transferred is the lesser of (A) $1,000 or
     (B) Your entire interest in the Subaccount or in the amount allocated to the Guarantee Period of the Guaranteed Account.

4. No partial transfer will be made if, as a result of such transfer, Your remaining Contract Value in the Subaccount or in the amount allocated to the Guarantee Period of the Guaranteed Account would be less than $1,000.

5. Transfers will be effected during the Valuation Period next following receipt by Us of a written transfer request containing all required information. However, no transfer may be made effective within seven calendar days of the date on which any annuity payment is due.

6.   Any transfer request must clearly specify:

     a.   the amount which is to be transferred; and

     b. the Subaccounts or Guarantee Periods of the Guaranteed Account which are to be affected.

7. After the Annuity Date, transfers may not take place between a fixed Annuity Option and a variable Annuity Option.


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                             MARKET VALUE ADJUSTMENT



A surrender or transfer ("redemption") of any portion of the Contract Value allocated to the Guaranteed Account may be subject to a Market Value Adjustment if the redemption occurs one year or more prior to the expiration of the applicable Guarantee Period.

MARKET VALUE ADJUSTMENT FACTOR - The Market Value Adjustment is calculated by multiplying the amount to be redeemed from a Guarantee Period by the Market Value Adjustment Factor determined from the following formula:

 .75 x (A-B) x (N/12) = Market Value Adjustment Factor, where:

A = the guaranteed interest rate applicable to the portion of the Contract Value to be redeemed.

B = the guaranteed rate of interest currently available for a Guarantee Period equal in duration to the Guarantee Period from which the Contract Value is being redeemed. If no such Guarantee Period is then currently available, "B" will be calculated by straight line interpolation between the guaranteed interest rates then available nearest in duration to the time remaining in the Guarantee Period from which the redemption is to be made, unless either a longer or a shorter Guarantee Period is unavailable. In such event, "B" will be equal to the guaranteed rate of interest currently available for a Guarantee Period closest in duration to the Guarantee Period from which the Contract Value is being redeemed.

N = the number of complete and partial months remaining to the end of the applicable Guarantee Period.

In situations where "A" is greater than "B", the Market Value Adjustment will be added to the amount redeemed. Alternatively, if "B" is greater than "A", the Market Value Adjustment will be subtracted from the amount redeemed.

MINIMUM SURRENDER VALUE - The minimum surrender value for amounts allocated to a Guarantee Period of the Guaranteed Account is the amount allocated to that Guarantee Period (less surrenders) with interest compounded annually at the rate of 3%, reduced by any applicable Deferred Sales Charge.




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                                CONTRACT CHARGES



All charges and fees shown on the Contract Schedule are the maximum amounts which We may charge. We may, however, charge less than the maximum.

MORTALITY AND EXPENSE RISK CHARGE - We deduct a Mortality And Expense Risk Charge equal, on an annual basis, to the amount shown on the Contract Schedule. We guarantee that the dollar amount of each annuity payment after the first will not be affected by variations in mortality or expense experience.

ADMINISTRATIVE EXPENSE CHARGE - We deduct an Administrative Expense Charge equal, on an annual basis, to the amount shown on the Contract Schedule. The Administrative Expense Charge compensates Us for some of the costs associated with the administration of this contract and the Variable Account.

CONTRACT MAINTENANCE CHARGE - We deduct an annual Contract Maintenance Charge shown on the Contract Schedule. The Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this contract is in force. Prior to the Annuity Date, the Contract Maintenance Charge will be deducted from the Contract Value by canceling Accumulation Units. The number of Accumulation Units to be canceled from each applicable Subaccount will be in the ratio that the value of each Subaccount bears to the total Contract Value.

If this contract is surrendered for its full Surrender Value on other than a Contract Anniversary, the full Contract Maintenance Charge due on the next Contract Anniversary will be deducted at the time of surrender.

On and after the Annuity Date, the Contract Maintenance Charge will be pro-rated and collected on a monthly basis and this will result in a reduction of the monthly annuity payments.


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                               ANNUITY PROVISIONS


CHANGE IN ANNUITY DATE - You may, upon at least thirty (30) days prior written notice to Us, at any time prior to the Annuity Date, change the Annuity Date shown on the Contract Schedule. The Annuity Date must always be the first day of a calendar month.


Unless We approve otherwise, the new Annuity Date must be at least one year after the effective Date. The latest Annuity Date is the first day of the first calendar month following the Annuitant's 90th birthday or such earlier date as may be set by applicable law.



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                                 ANNUITY OPTIONS



SELECTION OF ANNUITY OPTION - If the Annuitant is alive on the Annuity Date, We will apply the Contract Value to provide an income on the basis of a life income with 10 years guaranteed, unless another annuity option has been selected. You may however, upon at least thirty (30) days prior written notice to Us, at any time prior to the Annuity Date, select and/or change the Annuity Option. The Annuity Option you select may be on a fixed or variable basis, or a combination thereof. We may, at the time of election of an Annuity Option, offer more favorable rates in lieu of those here guaranteed. We may also make available other options.



OPTION 1 - LIFE INCOME. Monthly annuity payments are paid during the life of an Annuitant ceasing with the last Annuity Payment due prior to the Annuitant's death.

OPTION 2 - LIFE INCOME WITH 10 YEAR GUARANTEE. Monthly annuity payments are paid during the life of an Annuitant, but at least for a 10 year minimum period.

OPTION 3 - JOINT AND LAST SURVIVOR ANNUITY. Monthly annuity payments are paid during the joint lifetime of the Annuitant and a designated second person and are paid thereafter during the remaining lifetime of the survivor ceasing with the last annuity payment due prior to the survivor's death.


FIXED OPTIONS


The amount of each fixed annuity payment is determined by multiplying the available Contract Value (after the deduction of any premium taxes not previously deducted) by the factor in the Fixed Option Table for the option chosen, using the age and sex of the Annuitant and Joint Annuitant, if any, divided by 1,000. The tables are determined from the 1983 Individual Annuity Mortality Table with interest at the rate of 3% per annum. If, when annuity payments are elected, We are using tables of annuity rates for these contracts which result in larger annuity payments, We will use those tables instead.



VARIABLE OPTIONS

The amount of the first variable annuity payment depends on the Annuity Option elected and the age and sex of the Annuitant. This contract contains a Variable Options Table indicating the dollar amount of the first monthly payment under each optional annuity form for each $1,000 of value applied. The tables are determined from the 1983 Individual Annuity Mortality Table with interest at the rate of 5% per annum. If, when annuity payments are elected, We are using tables of annuity rates for these contracts which result in larger annuity payments, We will use those tables instead.

The 5% interest rate assumed in the annuity tables would produce level annuity payments if the net investment rate remained constant at 5% per year. Subsequent payments will be less than, equal to, or greater than the first payment depending upon whether the actual net investment rate is less than, equal to, or greater than 5%.

The dollar amount of the first variable annuity payment is determined by applying the available value (after deduction of any premium taxes not previously deducted) to the table using the age and sex of the Annuitant and any joint Annuitant. The number of Annuity Units is then determined by dividing this dollar amount by the then current Annuity Unit value. Thereafter, the number of Annuity Units remains unchanged during the period of annuity payments. This determination is made separately for each Subaccount of the Variable Account. The number of Annuity Units is determined for each Subaccount and is based upon the available value in each Subaccount as of the date annuity payments are to begin. The dollar amount determined for each Subaccount will then be aggregated for purposes of making payments. The dollar amount of the second and later variable annuity payments is equal to the number of Annuity Units determined for each Subaccount times the Annuity Unit value for that Subaccount as of the due date of the payment. This amount may increase or decrease from month to month. The value of an Annuity Unit for a Subaccount is determined as shown below, by subtracting item 2. from item 1. and dividing the result by item 3. and multiplying the result by a factor to neutralize the assumed net investment rate, discussed above, of 5% per annum (which is built into the annuity rate tables below and which is not applicable because the actual net investment rate is credited instead) where:

1.   is the net result of:

a) the assets of the Subaccount attributable to the Annuity Units; plus or minus

     b) the cumulative charge or credit for taxes reserved which is determined by Us to have resulted from the operation of the Subaccount;

2. is the cumulative unpaid charge for the Mortality and Expense Risk Charge and for the Administrative Expense Charge, which are shown in the Contract Schedule; and

3. is the  number  of  Annuity  Units  outstanding  at the end of the  Valuation
Period.

The value of an Annuity Unit may increase or decrease from Valuation Period to Valuation Period.


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                                  DEATH BENEFIT

DEATH OF THE OWNER - In the event of Your death prior to the Annuity Date, a death benefit is payable to the Beneficiary. The value of the death benefit will be determined as of the date We receive proof of death in a form acceptable to Us. If there has been a change of Owner, the death benefit will be the Contract Value. Otherwise, We will pay the death benefit equal to the greatest of:

1.   the total of all Premiums paid, less surrenders; or

2.   the Contract Value; or

3. the greatest Contract Value at any seventh Contract Anniversary reduced proportionally by any surrenders subsequent to that Contract Anniversary in the same proportion that the Contract Value was reduced on the date of a surrender, plus any Premium paid subsequent to that Contract Anniversary.

The Beneficiary may elect the death benefit to be paid as follows:

1. payment of the entire death benefit within 5 years of the date of the Owner's death; or

2. payment over the lifetime of the designated Beneficiary with distribution beginning within 1 year of the date of death of the Owner (see Annuity Options section of this contract); or

3. if the designated Beneficiary is Your spouse, he/she can continue the contract in his/her own name.

If no payment option is elected within 60 days of Our receipt of proof of the Owner's death, a single sum settlement will be made at the end of the sixty (60) day period following such receipt. Upon payment of the death benefit, this contract will end.

If the Owner is a person other than the Annuitant, and if the Owner's death occurs on or after the Annuity Date, no death benefit will be payable under this contract. Any guaranteed payments remaining unpaid will continue to be paid to the Annuitant pursuant to the Annuity Option in force at the date of the Owner's death. If the Owner is not an individual, the Annuitant shall be treated as the Owner and any change of such first named Annuitant, will be treated as if the Owner died.

ACCIDENTAL DEATH BENEFIT - If an Accidental Death Benefit Charge is included on the Contract Schedule, an Accidental Death Benefit may be payable which is equal to the lesser of the Contract Value as of the date the death benefit is determined or $250,000. The Accidental Death Benefit is payable if the death of the primary Owner (i.e. the first owner listed on the contract schedule) occurs prior to the Contract Anniversary next following his 75th birthday and is the result of an Injury incurred while he was the primary Owner. The death must also occur before the Annuity Date and within 365 days of the date of the accident which caused the Injury.

The Accidental Death Benefit will not be paid for any death caused by or resulting (in whole or in part) from the following:

1.   suicide  or  attempted   suicide   while  sane  or  insane;   intentionally
     self-inflicted injuries;

2. sickness, disease or bacterial infection of any kind, except pyogenic infections which occur as a result of an injury or bacterial infections which result from the accidental ingestion of contaminated substances;

3.   hernia;

4. injury sustained as a consequence of riding in, including boarding or alighting from, any vehicle or device used for aerial navigation except if the primary Owner is a passenger on any aircraft licensed for the transportation of passengers; 5. declared or undeclared war or any act thereof; or 6. service in the military, naval or air service of any country.

DEATH OF THE ANNUITANT - If the Annuitant is a person other than the Owner, and if the Annuitant dies before the Annuity Date, a new Annuitant may be named by the Owner. If no new Annuitant is named within sixty (60) days of Our receipt of proof of death, the Owner will be the new Annuitant. If the Annuitant dies after the Annuity Date, the remaining payments, if any, will be as specified in the Annuity Option elected. We will require proof of the Annuitant's death. Death benefits, if any, will be paid to the designated Beneficiary at least as rapidly as under the method of distribution in effect at the Annuitant's death.

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                              SURRENDER PROVISIONS

SURRENDER - While this contract is in force and before the Annuity Date, We will, upon written request, allow the surrender of all or a portion of this contract for its Surrender Value. Surrenders will result in the cancellation of Accumulation Units from each applicable Subaccount and the Guaranteed Account in the ratio that the value of each Subaccount bears to the total Contract Value. You must specify in writing in advance which units are to be canceled if other than the above mentioned method of cancellation is desired. We will pay the amount of any surrender within seven (7) days of receipt of a request unless the "Delay of Payments" provision is in effect.

The Surrender Value will be the Contract Value, subject to any Market Value Adjustment, as of the date of Our receipt of Your written surrender request, reduced by the sum of:

1.   any applicable premium taxes not previously deducted; plus

2.   any applicable Contract Maintenance Charge; plus

3.   any applicable Surrender Charge.

CALCULATION OF SURRENDER CHARGE - If all or a portion of the Surrender Value is surrendered, a Surrender Charge will be calculated at the time of each surrender and will be deducted from the Contract Value. In calculating the Surrender Charge, Premiums will be allocated at the time of surrender on a first-in, first-out basis.

The amount of the Surrender Charge is calculated by:

1.   reducing the amount to be surrendered by the greater of:

     a) the accumulated earnings of this contract (i.e., the Contract Value minus Premiums which have not been allocated to amounts previously surrendered); or b) 10% of all remaining unsurrendered Premiums, decreased by any surrender made since the last Contract Anniversary; then

2.   allocating Premiums to the remaining amount to be surrendered; and

3. multiplying each such allocated Premium by the applicable Percentage of Premium shown in the Contract Schedule for the period since such Premium was paid; and

4.   adding the products of each multiplication in (3) above.

For a partial surrender, the Surrender Charge will be deducted from the remaining Contract Value, if sufficient; otherwise it will be deducted from the amount surrendered.

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                                DELAY OF PAYMENTS

We will make any payments under this contract within 7 days (or any shorter period, if required by law) of a request received in good order. We reserve the right to suspend or postpone any type of payment from the Variable Account for any period when:

1. the New York Stock Exchange is closed for other than customary weekend and holiday closings:

2.   trading on the Exchange is restricted;

3. an emergency exists as a result of which it is not reasonably practicable to dispose of securities held in the Variable Account or determine their value; or

4. the Securities and Exchange Commission so permits delay for the protection of security holders.

The applicable rules of the Securities and Exchange Commission will govern as to whether the conditions in 2. or 3. exist.



                            Options On A Fixed Basis
                             Option 1: Life Income*
                            Monthly Income per $1,000

          Age    Male  Female           Age    Male  Female           Age    Male  Female           Age   Male  Female
           30    3.16    3.03            44    3.65   3.42            58    4.61    4.18            72    6.84    5.93
           31    3.19    3.05            45    3.70   3.46            59    4.71    4.26            73    7.09    6.14
           32    3.21    3.07            46    3.75   3.50            60    4.82    4.35            74    7.35    6.36
           33    3.24    3.10            47    3.81   3.54            61    4.94    4.44            75    7.63    6.59
           34    3.27    3.12            48    3.86   3.59            62    5.06    4.53            76    7.93    6.85
           35    3.30    3.14            49    3.92   3.63            63    5.19    4.63            77    8.26    7.13
           36    3.33    3.17            50    3.98   3.68            64    5.33    4.74            78    8.60    7.42
           37    3.37    3.20            51    4.05   3.73            65    5.48    4.86            79    8.97    7.74
           38    3.40    3.22            52    4.12   3.79            66    5.64    4.98            80    9.37    8.09
           39    3.44    3.25            53    4.19   3.85            67    5.81    5.11            81    9.79    8.47
           40    3.48    3.28            54    4.26   3.91            68    5.99    5.25            82   10.25    8.88
           41    3.52    3.32            55    4.34   3.97            69    6.18    5.40            83   10.73    9.32
           42    3.56    3.35            56    4.43   4.04            70    6.39    5.56            84   11.25    9.80
           43    3.61    3.38            57    4.52   4.11            71    6.61    5.74            85   11.81   10.32

            Option 2: Life Income with 10 years Payments Guaranteed*
                            Monthly Income per $1,000
          Age    Male  Female           Age    Male  Female           Age    Male  Female           Age   Male  Female
           30    3.16    3.03            44    3.64   3.42            58    4.55    4.16            72    6.35    5.72
           31    3.18    3.05            45    3.69   3.45            59    4.65    4.23            73    6.51    5.88
           32    3.21    3.07            46    3.74   3.49            60    4.74    4.31            74    6.68    6.05
           33    3.24    3.09            47    3.79   3.54            61    4.85    4.40            75    6.86    6.23
           34    3.27    3.12            48    3.84   3.58            62    4.96    4.49            76    7.03    6.42
           35    3.30    3.14            49    3.90   3.62            63    5.07    4.58            77    7.21    6.60
           36    3.33    3.17            50    3.96   3.67            64    5.19    4.68            78    7.39    6.80
           37    3.36    3.19            51    4.02   3.72            65    5.32    4.79            79    7.56    7.00
           38    3.40    3.22            52    4.09   3.78            66    5.45    4.90            80    7.74    7.20
           39    3.43    3.25            53    4.15   3.83            67    5.58    5.02            81    7.91    7.40
           40    3.47    3.28            54    4.23   3.89            68    5.73    5.14            82    8.08    7.61
           41    3.51    3.31            55    4.30   3.95            69    5.88    5.28            83    8.25    7.80
           42    3.55    3.35            56    4.38   4.02            70    6.03    5.42            84    8.40    8.00
           43    3.60    3.38            57    4.46   4.08            71    6.19    5.56            85    8.55    8.19


              Option 3: Joint (Male and Female) and Last Survivor*
                            Monthly Income per $1,000

                       Female Age -      40      45     50      55      60      65      70      75
                           Male Age
                           40           3.13   3.20    3.27    3.32    3.37    3.40    3.43    3.45
                           45           3.17   3.27    3.36    3.44    3.52    3.57    3.62    3.65
                           50           3.20   3.32    3.44    3.56    3.67    3.76    3.83    3.89
                           55           3.23   3.36    3.51    3.67    3.82    3.96    4.08    4.18
                           60           3.25   3.39    3.57    3.76    3.96    4.17    4.35    4.51
                           65           3.26   3.42    3.61    3.83    4.08    4.36    4.64    4.89
                           70           3.27   3.43    3.63    3.88    4.17    4.52    4.90    5.29
                           75           3.27   3.44    3.65    3.91    4.24    4.64    5.12    5.66

* Values are based on the 1983 IAM Table with projection scale G at 3.00% interest. The values shown have not been adjusted for the annual contract maintenance charge described on pages 3 and 9. Values not shown are available from Our Administrative Office on request.


                           Options On A Variable Basis
                             Option 1: Life Income*
                            Monthly Income per $1,000
          Age    Male  Female           Age    Male  Female           Age    Male  Female           Age   Male  Female
           30    4.47    4.36            44    4.90   4.68            58    5.80    5.37            72    8.02    7.07
           31    4.49    4.38            45    4.94   4.71            59    5.90    5.44            73    8.27    7.28
           32    4.51    4.39            46    4.99   4.74            60    6.00    5.52            74    8.54    7.50
           33    4.54    4.41            47    5.04   4.78            61    6.12    5.61            75    8.82    7.74
           34    4.56    4.43            48    5.09   4.82            62    6.24    5.70            76    9.12    8.00
           35    4.59    4.45            49    5.14   4.86            63    6.37    5.80            77    9.45    8.28
           36    4.61    4.47            50    5.20   4.91            64    6.51    5.90            78    9.80    8.57
           37    4.64    4.49            51    5.26   4.95            65    6.65    6.01            79   10.17    8.90
           38    4.67    4.51            52    5.33   5.00            66    6.81    6.13            80   10.57    9.25
           39    4.70    4.54            53    5.40   5.05            67    6.98    6.26            81   11.00    9.63
           40    4.74    4.56            54    5.47   5.11            68    7.17    6.40            82   11.46   10.04
           41    4.78    4.59            55    5.54   5.17            69    7.36    6.55            83   11.95   10.49
           42    4.81    4.62            56    5.62   5.23            70    7.57    6.71            84   12.47   10.98
           43    4.85    4.64            57    5.71   5.30            71    7.79    6.88            85   13.03   11.50


            Option 2: Life Income with 10 years Payments Guaranteed*
                            Monthly Income per $1,000

          Age    Male  Female           Age    Male  Female           Age    Male  Female           Age   Male  Female
           30    4.47    4.36            44    4.88   4.67            58    5.72    5.33            72    7.43    6.81
           31    4.49    4.38            45    4.92   4.70            59    5.81    5.40            73    7.59    6.97
           32    4.51    4.39            46    4.97   4.74            60    5.90    5.48            74    7.75    7.13
           33    4.53    4.41            47    5.01   4.77            61    6.00    5.55            75    7.91    7.30
           34    4.55    4.43            48    5.06   4.81            62    6.10    5.64            76    8.08    7.48
           35    4.58    4.44            49    5.11   4.85            63    6.21    5.73            77    8.24    7.66
           36    4.61    4.46            50    5.17   4.89            64    6.32    5.82            78    8.41    7.84
           37    4.63    4.49            51    5.22   4.94            65    6.44    5.92            79    8.58    8.03
           38    4.66    4.51            52    5.28   4.98            66    6.57    6.03            80    8.74    8.23
           39    4.70    4.53            53    5.34   5.03            67    6.70    6.14            81    8.91    8.42
           40    4.73    4.56            54    5.41   5.09            68    6.84    6.26            82    9.07    8.61
           41    4.76    4.58            55    5.48   5.14            69    6.98    6.39            83    9.22    8.80
           42    4.80    4.61            56    5.56   5.20            70    7.12    6.52            84    9.37    8.98
           43    4.84    4.64            57    5.63   5.26            71    7.27    6.66            85    9.51    9.16

                                 Option 3: Joint (Male and Female) and Last Survivor*
                                               Monthly Income per $1,000

                       Female Age -      40      45     50      55      60      65      70      75
                           Male Age

                           40           4.41   4.47    4.52    4.57    4.61    4.65    4.68    4.70
                           45           4.45   4.52    4.60    4.67    4.73    4.79    4.83    4.87
                           50           4.48   4.57    4.66    4.76    4.86    4.95    5.02    5.08
                           55           4.50   4.60    4.72    4.86    4.99    5.12    5.24    5.34
                           60           4.52   4.63    4.78    4.94    5.12    5.31    5.49    5.65
                           65           4.53   4.66    4.82    5.01    5.23    5.48    5.75    6.00
                           70           4.54   4.67    4.85    5.06    5.32    5.64    6.00    6.38
                           75           4.55   4.69    4.87    5.10    5.39    5.77    6.22    6.74

* Values are based on the 1983 IAM Table with projection scale G at 5.00% interest. The values shown have not been adjusted for the annual contract maintenance charge described on pages 3 and 9. Values not shown are available from Our Administrative Office on request.



                           AIG LIFE INSURANCE COMPANY
                                  P.O. Box 667
                                 One Alico Plaza
                         Wilmington, Delaware 19899-0667

                           INDIVIDUAL VARIABLE ANNUITY
                                NONPARTICIPATING